EXHIBIT 10.83

Elite Data Services, Inc.

4447 N. Central Expy., Ste. 110-135

Dallas, TX 75205

Tel. (972) 885-3981

July 22, 2016

To the Members of:

WOD Market LLC

3700 E. Jewell Ave. #319

Denver, CO 80210

Attn: Taryn Watson, President

Re:	Letter of Intent

Dear Sirs:

This Letter of Intent ("LOI") confirms our preliminary discussions regarding a proposed acquisition of WOD Market LLC, a Colorado limited liability company ("WOD") by ELITE DATA SERVICES, INC., a Florida corporation, ("the Company"). This LOI is intended to be a non-binding expression of the current understanding of the parties regarding the terms of the proposed transaction, except as otherwise set forth herein, to be incorporated into and superseded by the execution of the Definitive Documentation as set forth in Section 2 below, the date of execution being the formal date of the closing of the contemplated transaction ("Closing" and/or Closing Date"). The Definitive Documentation will include such additional terms, conditions, representations and warranties and undertakings as mutually agreed to by the parties. Except as provided in Paragraphs 9 and 10 below, no legally binding obligations will be created until the Definitive Documentation is executed and delivered by the Company and WOD.

1. Structure; Transaction Consideration.

(a) Structure. The Company is a publicly traded company whose common stock trades on the Over-the-Counter (OTC) Stock Exchange under the symbol "DEAC". The contemplated transaction would be accomplished by an exchange membership interests and shares (the "Share Exchange") between the members of WOD (the "WOD Members") and Company, whereby the Company acquires one hundred (100%) ownership of WOD, subject to certain performance based milestones, and new shares are issued from the Company to WOD Members to effectuate the desired capitalization in a business combination acquisition (the "Transaction"), in accordance with the terms of an executed definitive stock purchase agreement (the "Stock Purchase Agreement") to be negotiated by the parties. It is contemplated that upon completion of the acquisition and Share Exchange the WOD Members will own a certain percentage of the issued and outstanding shares of the Company as set forth in Schedule A, attached hereto. The parties will jointly determine the optimum tax structure for the transaction in order to best satisfy tax planning, regulatory and other considerations.

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(b) Transaction Consideration. Based upon current and projected financials and other information provided by WOD, the Company's understanding of the business of WOD, and the due-diligence conducted to date, and assuming WOD and the Company continue to conduct business in the ordinary course prior to the Closing of the Transaction and there is no meaningful change in its borrowing and distribution practices, the Company would be prepared to provide total aggregate transaction consideration as set forth in Schedule A, attached hereto.

2. Definitive Documentation. The Company and the WOD Members shall negotiate in good faith to finalize and execute as soon as is reasonably practicable, but in any event no later than July 29, 2016: (A) a definitive agreement (the "Definitive Agreement"), containing terms and conditions consistent with those described herein, and other covenants, representations, warranties, indemnities, closing conditions and other provisions customary for transactions of this type, and (B) such other ancillary agreements as are customary to consummate the transactions contemplated herein (collectively, the "Definitive Documentation").

3. Post-Closing Officers and Directors. Upon the Closing of the Transaction, pursuant to the Definitive Agreement: (A) certain officers of the Company serving at the time of the Transaction may be required to resign their respective positions with Company and be replaced by certain officers of WOD, as mutually agreed, and (B) the board of directors of Company may be required to be reconstituted such that it complies with an adopted corporate governance policy of the Company, as required by the rules and regulations set forth by Sarbanes-Oxley.

4. Closing Conditions. The Closing of the transactions contemplated herein would be conditioned upon the following by both WOD and Company, respectively:

(a) Execution of Definitive Documentation satisfactory to both parties;

(b) A certain amount of capital required at Closing as may be determined;

(c) Receipt of all required third party and governmental approvals, consents and clearances;

(d) Each Party being satisfied upon completion of business and legal due diligence of the other;

(e) Receipt of all necessary corporate approvals, including the approval of the Board of Directors of WOD and Company, respectively;

(f) The satisfaction of any additional conditions to each party's obligations are set forth in the Definitive Documentation (which will include that there has not been any material adverse change in WOD and Company's business or the occurrence of any event that is likely to have a material adverse effect on WOD or Company's business during the period between the date the Definitive Documentation is signed and the Closing Date).

5. Access. During the period from the date hereof until the termination of this LOI as provided in Paragraph 11 below, Company and its representatives and WOD and its representatives shall both be provided full access to examine the properties, books of account, corporate and human resources records and all other materials and information relating to each other's business, assets and liabilities, and the directors of both the Company and WOD shall cause its officers and employees to cooperate with such examination, as requested and required.

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6. Expenses. If the contemplated transaction is not consummated by the Company, WOD, and the WOD Members, each party shall pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, accountants and other representatives or consultants) in connection with the transaction contemplated herein, otherwise all expenses related to the contemplated transaction shall be borne collectively by the surviving company, post-Closing.

7. No Disclosure; Publicity. Neither party shall disclose to any other person (other than such party's employees, representatives and agents who are bound by confidentiality agreements or other confidentiality obligations) the terms or conditions hereof or the fact that an acquisition transaction with respect to the Transaction being considered by the Company and the WOD Members; provided, however, that the Company may make a public announcement, issue a press release or otherwise disclose the transaction if, in the opinion of its legal counsel, such announcement or disclosure is necessary or desirable based on its obligations as a publicly traded company.

8. Exclusivity. In consideration of the time and resources that the Company will devote to the transactions contemplated in this LOI, neither the WOD Members, WOD nor any of its affiliates will, for a period commencing on the date hereof and ending on July 29, 2016 (or such later date as may be mutually agreed by the parties), directly or indirectly, solicit or initiate or enter into discussions, agreements or transactions with, or encourage, or provide any information to, any person or entity (other than the Company or its designees) concerning any merger or sale of WOD or its ownership interest, business or assets, or any other transaction that would defeat the intent of this LOI. The WOD Members represent that neither they, WOD, nor any of its affiliates are party to or bound by any agreement with respect to any such transaction other than as contemplated by this LOI. If the WOD Members, WOD or any of its affiliates shall breach, or threaten to commit a breach of any of the agreements contained in this Section 8, the Company shall have the right, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, to have such agreements specifically enforced by any court, including, without limitation, the right to seek entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such agreements, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Company and that monetary damages will not provide an adequate remedy to Company.

9. Binding Effect; Termination. This LOI is only a statement of the present intentions of the parties and does not constitute a binding agreement of the parties hereto with respect to the Transaction. Accordingly, except as set forth below, the parties will be legally bound only upon execution of, and in accordance with the terms contained in the Definitive Documentation, if, as and when the same have been approved by each party's board of directors or similar governing body and have been duly executed and delivered; provided, that the parties agree that the provisions of Section 5 through 11 hereof are binding and enforceable. The provisions of Section 5, 7 and 8 shall terminate on, and have no effect following, the earlier of July 29, 2016 (unless such date is extended by the mutual agreement of the parties) or the execution of the Definitive Documentation, provided that such termination shall not excuse any breach arising prior to the date of such termination.

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10. Governing Law. This LOI shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of State of Florida, Orange County for any litigation arising out of or relating to this Agreement and the transactions contemplated herein and agrees not to commence any litigation relating thereto except in such courts.

11. Entire Agreement; Amendment; Assignment; Counterparts. This LOI represents the entire understanding of the parties with respect to the terms of the Transaction, and supersedes all prior and/or contemporaneous agreements, representations and understandings, written or oral. This LOI may only be amended, modified or extended by a written agreement signed by both of the parties hereto. This LOI may not be assigned without the other party's written consent. This LOI may be signed in two or more counterparts, any one of whom need not contain the signature of more than one party, but all such counterparts will constitute one and the same agreement.

If you are in agreement with the terms of this LOI, please sign in the space provided below and return facsimile to Company's representative below or a scanned copy by email. This proposal shall remain open until 11:59 p.m. EST on July 22, 2016. If this LOI has not been agreed to by the WOD's Members by that time, this proposal shall be deemed to have lapsed.

Very truly yours, Elite Data Services, Inc.

By:	/s/ Charles Rimlinger
Charles Rimlinger
Chief Executive Officer

Acknowledged and Agreed:

WOD Market LLC

By:	/s/ Taryn Watson
Taryn Watson
President

Date:	July 22, 2016

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SCHEDULE A

Transaction Considerations

(1) Stock Purchase and Share Exchange. Upon the Closing Date of the Transaction as contemplated herein, which may be in the form of one of more closings, the Company will issue to the WOD Members [x] shares of the Company's Common stock ("Common Shares") and [y] shares of the Company's Preferred stock ("Preferred Shares"), in a series and designation to be determined prior to Closing in exchange for [z] number of units of membership interests of WOD ("Ownership Interest") transferred from the WOD Members to the Company (the "Stock Purchase and Share Exchange"), subject to certain mutually agreed to terms set forth in the Definitive Documentation prior to Closing.

(2) Equity Capitalization at Closing. Following the final Closing of the Transaction and issuance to WOD's Members of [x] Common Shares and [y] Preferred Shares of the Company, the equity capitalization of the Company will be initially equal to: (A) a certain percentage of the ownership interest of the Company to the Members of WOD (the "New Shareholders"), and (B) a certain percentage of the ownership interest of the WOD to the Shareholders of the Company (the "Original Shareholders"), prior to the Closing Date, subject to certain mutually agreed to terms set forth in the Definitive Documentation prior to Closing.

(3) Other Consideration.

(a) Bridge Financing. Pursuant to the execution of this LOI and within five (5) business days thereafter, WOD has agreed to arrange for a wire transfer in an amount of no less than USD $40,000.00 (the "Bridge Financing"), under mutually agreed to terms which shall be formalized in writing separate from this LOI in the Definitive Documentation, advanced specifically for the purposes of funding certain operational costs of the Company prior to Closing, including, but not limited to, expenses related to the completion of the Company's outstanding Form 10K for period ending December 31, 2015, and Form 8K for period ending March 31, 2016, preparation of the Form 8K for period ending June 30, 2016, and other such items required in order for the Company to become a fully reporting public company.

(b) Post Transaction Funding Commitment. Post-closing of the Transaction, the Company and WOD will seek to arrange for the long term financing for the purposes of supporting the operations of WOD, pursuant to a mutually agreed upon business or operational plan, on terms set forth in the Definitive Agreement prior to Closing.

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